Exhibit 23.6

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, we hereby consent to the references to our firm in the Registration Statement on Form S-8 of Diamondback Energy, Inc. and any amendments thereto (the “Registration Statement”) and to the incorporation by reference in the Registration Statement of our report dated February 14, 2018 with respect to the estimates of reserves and future production attributable to certain leasehold interests of Energen Corporation as of December 31, 2017.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

November 30, 2018